EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

October 7, 2008	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Announces New Appointment to Board of Directors

UIL Holdings Corporation (NYSE: UIL) today announced that as of October 1, 2008 Donald R. Shassian has been elected to the corporation’s board of directors.

“We are extremely pleased to welcome Don to our board of directors,” said James P. Torgerson, president and chief executive officer. “Don's financial and management expertise will be a valuable asset to our already strong board of directors.”

Mr. Shassian was appointed to the UIL board of directors in anticipation of upcoming retirements over the next several years of directors who are approaching the company's retirement age for board service.

Since April 2006, Mr. Shassian has been Executive Vice-President and Chief Financial Officer for Frontier Communications Corporation (formerly Citizens Communications).

Prior to Frontier Communications he provided financial advisory services to several organizations, including Health Net of the Northeast and ATT Communications. Mr. Shassian also served as Chief Operating Officer for RSL Communications, Senior Vice President and Chief Financial Officer for SNET and was a Partner at Arthur Andersen L.L.P.

Mr. Shassian holds a B.S. degree from Bucknell University in Business Administration and is a CPA in Connecticut and New York.  He resides in Rye Brook, NY, with his wife and their two children.

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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 323,000 customers in the Greater New Haven and Bridgeport.  For more information on UIL Holdings, visit us at http://www.uil.com.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other  economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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